Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2017

—Reports Earnings of $1.96 per Diluted Share for the Fourth Quarter—

—Includes $1.01 per Share Net Benefit Related to Tax Reform—

SANTA ANA, Calif., Feb. 8, 2018 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2017.

Current Quarter Highlights

•	Total revenue of $1.5 billion, down 2 percent compared with last year
-	Closed title orders down 19 percent, driven by a 41 percent decline in refinance orders
-	Average revenue per order up 23 percent, driven by the shift in the mix to higher-premium purchase and commercial transactions
•	Title Insurance and Services segment pretax margin of 12.2 percent
•	Commercial revenues of $196.2 million, up 6 percent compared with last year
•	Specialty Insurance segment pretax margin of 9.2 percent
-	Property and casualty loss rate of 108.1 percent impacted by California wildfires
•	Debt-to-capital ratio of 17.4 percent as of Dec. 31, 2017
•	Net tax benefit of $114.1 million, or $1.01 per diluted share, related to tax reform

Full Year 2017 Highlights

•	Total revenue of $5.8 billion, up 4 percent compared with last year
•	Title Insurance and Services segment pretax margin of 12.1 percent
•	Closed acquisitions totaling $91 million
•	Completed termination of pension plan, resulting in annualized savings of $22 million
•	Raised common stock dividend 12 percent to an annual rate of $1.52 per share
•	Cash flow from operations of $632.1 million, up 29 percent from last year
•	Return on equity of 13.0 percent

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total revenue	$1,481.3	$1,504.3	$5,772.4	$5,575.8
Income before taxes	159.3	81.5	445.3	477.6

Net income	$221.1	$81.0	$423.0	$343.0
Net income per diluted share	1.96	0.73	3.76	3.09

Total revenue for the fourth quarter of 2017 was $1.5 billion, a decline of 2 percent relative to the fourth quarter of 2016. Net income in the current quarter was $221.1 million, or $1.96 per diluted share, compared with net income of $81.0 million, or 73 cents per diluted share, in the fourth quarter of 2016.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

This quarter’s effective tax rate of negative 38.5 percent includes a net benefit of $114.1 million, or $1.01 per diluted share, primarily due to the re-measurement of net deferred tax liabilities as a result of recent tax reform legislation.

Total revenue for the full year of 2017 was $5.8 billion, an increase of 4 percent relative to the prior year. Net income was $423.0 million, or $3.76 per diluted share, compared with net income of $343.0 million, or $3.09 per diluted share, in 2016.

“The company had strong results in 2017, achieving earnings per share of $3.76 and a return on equity of 13 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Total revenue grew 4 percent, primarily driven by strength in our purchase and commercial businesses, which offset the sharp drop in refinance transactions. We continued to manage the company at a high level of efficiency, enabling us to deliver a pretax margin of 12.1 percent in our title segment.

“In 2018, we will maintain our efforts to develop innovative solutions for our customers and acquire companies that strengthen our core business. In addition, we believe the company will continue to benefit from the ongoing improvement in housing and the general economy. We will remain focused on operating efficiently and strategically deploying our capital in ways that create shareholder value.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	December 31,
	2017	2016
Total revenues	$1,356.0	$1,384.0

Income before taxes	$165.6	$150.1
Pretax margin	12.2%	10.8%

Direct open orders	231,500	265,800
Direct closed orders	204,200	252,700

U.S. Commercial
Total revenues	$196.2	$185.5
Open orders	30,300	30,000
Closed orders	20,600	21,100
Average revenue per order	$9,500	$8,800

Total revenues for the Title Insurance and Services segment during the fourth quarter were $1.4 billion, down 2 percent compared with the same quarter of 2016. Direct premiums and escrow fees were down 1 percent compared with the fourth quarter of 2016, driven by a 19 percent decline in the number of direct title orders closed that was largely offset by a 23 percent increase in the average revenue per direct title order. The growth in the average revenue per direct title order to $2,411 was primarily attributable to the shift in the order mix to higher-premium residential purchase and commercial transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were down 5 percent in the current quarter as compared with last year.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

Information and other revenues were $187.5 million this quarter, down 1 percent compared with the same quarter of last year. Higher revenues from recent acquisitions were offset by lower revenues from the company’s centralized lender business, largely due to the decline in refinance activity.

Investment income was $38.3 million in the fourth quarter, up $8.9 million, or 30 percent, primarily due to the increase in short-term interest rates that drove higher interest income in the company’s investment portfolio and cash balances. Net realized investment losses totaled $2.7 million in the current quarter, compared with losses of $0.3 million in the fourth quarter of 2016.

Personnel costs were $414.2 million in the fourth quarter, a decrease of $9.8 million, or 2 percent, compared with the same quarter of 2016. This decline was primarily driven by lower temporary labor, overtime and incentive compensation expenses, partially offset by personnel costs associated with recent acquisitions.

Other operating expenses were $208.6 million in the fourth quarter, up $3.3 million, or 2 percent, compared with the fourth quarter of 2016. The increase was due to an $8.5 million write off of uncollectible balances this quarter, partially offset by lower production-related costs as a result of the decline in order volume.

The provision for policy losses and other claims was $45.3 million in the fourth quarter, or 4.0 percent of title premiums and escrow fees, compared with a 5.5 percent loss provision rate in the fourth quarter of 2016. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $30.1 million in the fourth quarter, an increase of $3.5 million, or 13 percent, compared with the same period last year. The increase was primarily attributable to higher amortization expense associated with both internally developed and purchased software.

Pretax income for the Title Insurance and Services segment was $165.6 million in the fourth quarter, compared with $150.1 million in the fourth quarter of 2016. Pretax margin was 12.2 percent in the current quarter, compared with 10.8 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	December 31,
	2017	2016
Total revenues	$121.1	$118.6

Income before taxes	$11.1	$21.3
Pretax margin	9.2%	18.0%

Total revenues for the Specialty Insurance segment were $121.1 million in the fourth quarter of 2017, an increase of 2 percent compared with the fourth quarter of 2016. The results from the home warranty business benefited from both lower claim severity and frequency. The decline in severity was primarily driven by operational improvements in claims management processes. The company’s property

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

and casualty business experienced high claim losses in the quarter due to two separate California wildfires, with losses exceeding our $5 million reinsurance retention limit for each event. As a result, the overall loss ratio for the segment increased to 63.5 percent this quarter, compared with 54.6 percent last year. The segment’s pretax margin in the current quarter was 9.2 percent, compared with 18.0 percent in the fourth quarter of last year.

Teleconference/Webcast

First American’s fourth-quarter and year-end 2017 results will be discussed in more detail on Thursday, Feb. 8, 2018, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 22, 2018, by dialing 201-612-7415 and using the conference ID 13675613. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and wealth management services. With total revenue of $5.8 billion in 2017, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016 and again in 2017, First American was named to the Fortune 100 Best Companies to Work For® list. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2017, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total revenues	$1,481,323	$1,504,257	$5,772,363	$5,575,846

Income before income taxes	$159,335	$81,451	$445,331	$477,581
Income taxes	(61,378)	490	23,468	134,105
Net income	220,713	80,961	421,863	343,476
Less: Net (loss) income attributable to noncontrolling interests	(414)	(62)	(1,186)	483
Net income attributable to the Company	$221,127	$81,023	$423,049	$342,993

Net income per share attributable to stockholders:
Basic	$1.98	$0.73	$3.79	$3.10
Diluted	$1.96	$0.73	$3.76	$3.09

Cash dividends declared per share	$0.38	$0.34	$1.44	$1.20

Weighted average common shares outstanding:
Basic	111,904	110,740	111,668	110,548
Diluted	112,846	111,464	112,435	111,156

Selected Title Insurance Segment Information
Title orders opened(1)	231,500	265,800	1,069,000	1,281,400
Title orders closed(1)	204,200	252,700	823,700	958,400
Paid title claims	51,262	51,149	200,350	210,241

(1) U.S. direct title insurance orders only.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Selected Balance Sheet Information
(in thousands, unaudited)

	December 31,	December 31,
	2017	2016
Cash and cash equivalents	$1,387,226	$1,006,138
Investments	5,378,303	5,140,699
Goodwill and other intangible assets, net	1,212,918	1,096,315
Total assets	9,573,222	8,831,777
Reserve for claim losses	1,028,933	1,025,863
Notes and contracts payable	732,810	736,693
Total stockholders’ equity	$3,479,955	$3,008,179

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
December 31, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$642,661	$530,126	$112,535	$—
Agent premiums	602,863	602,863	—	—
Information and other	190,035	187,469	2,832	(266)
Net investment income	45,293	38,258	2,595	4,440
Net realized investment gains (losses)(1)	471	(2,679)	3,150	—
	1,481,323	1,356,037	121,112	4,174
Expenses
Personnel costs	439,623	414,206	17,973	7,444
Premiums retained by agents	475,748	475,748	—	—
Other operating expenses	231,692	208,590	17,225	5,877
Provision for policy losses and other claims	116,715	45,285	71,430	—
Depreciation and amortization	31,761	30,068	1,655	38
Premium taxes	17,274	15,572	1,702	—
Interest	9,175	950	—	8,225
	1,321,988	1,190,419	109,985	21,584

Income (loss) before income taxes	$159,335	$165,618	$11,127	$(17,410)

Three Months Ended		Title	Specialty	Corporate
December 31, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$640,424	$533,347	$107,077	$—
Agent premiums	632,640	632,640	—	—
Information and other	197,415	188,938	8,483	(6)
Net investment income	33,417	29,368	2,391	1,658
Net realized investment gains (losses)(1)	361	(287)	648	—
	1,504,257	1,384,006	118,599	1,652
Expenses
Personnel costs	517,504	424,019	16,584	76,901
Premiums retained by agents	497,733	497,733	—	—
Other operating expenses	230,846	205,247	19,047	6,552
Provision for policy losses and other claims	122,128	63,667	58,461	—
Depreciation and amortization	28,142	26,560	1,485	97
Premium taxes	17,666	15,976	1,690	—
Interest	8,787	749	—	8,038
	1,422,806	1,233,951	97,267	91,588

Income (loss) before income taxes	$81,451	$150,055	$21,332	$(89,936)

(1) Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Year Ended		Title	Specialty	Corporate
December 31, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,461,854	$2,022,384	$439,470	$—
Agent premiums	2,360,659	2,360,659	—	—
Information and other	776,214	766,018	11,259	(1,063)
Net investment income	162,402	137,439	9,713	15,250
Net realized investment gains(1)	11,234	6,656	4,578	—
	5,772,363	5,293,156	465,020	14,187
Expenses
Personnel costs	1,898,551	1,636,483	71,604	190,464
Premiums retained by agents	1,863,356	1,863,356	—	—
Other operating expenses	880,874	788,020	67,813	25,041
Provision for policy losses and other claims	450,410	175,322	275,088	—
Depreciation and amortization	128,053	121,540	6,351	162
Premium taxes	69,801	62,545	7,256	—
Interest	35,987	3,526	—	32,461
	5,327,032	4,650,792	428,112	248,128

Income (loss) before income taxes	$445,331	$642,364	$36,908	$(233,941)

Year Ended		Title	Specialty	Corporate
December 31, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,416,039	$2,004,686	$411,353	$—
Agent premiums	2,286,630	2,286,630	—	—
Information and other	723,990	713,137	10,877	(24)
Net investment income	126,134	110,757	9,476	5,901
Net realized investment gains(1)	23,053	18,915	4,138	—
	5,575,846	5,134,125	435,844	5,877
Expenses
Personnel costs	1,756,633	1,578,244	67,733	110,656
Premiums retained by agents	1,801,571	1,801,571	—	—
Other operating expenses	853,841	764,388	62,610	26,843
Provision for policy losses and other claims	488,601	235,661	252,940	—
Depreciation and amortization	99,047	93,069	5,593	385
Premium taxes	66,358	59,464	6,894	—
Interest	32,214	2,856	—	29,358
	5,098,265	4,535,253	395,770	167,242

Income (loss) before income taxes	$477,581	$598,872	$40,074	$(161,365)

(1) Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total revenues	$1,356,037	$1,384,006	$5,293,156	$5,134,125
Less: Net realized investment (losses) gains	(2,679)	(287)	6,656	18,915
Net investment income	38,258	29,368	137,439	110,757
Premiums retained by agents	475,748	497,733	1,863,356	1,801,571
Net operating revenues	$844,710	$857,192	$3,285,705	$3,202,882

Personnel and other operating expenses	$622,796	$629,266	$2,424,503	$2,342,632
Ratio (% net operating revenues)	73.7%	73.4%	73.8%	73.1%
Ratio (% total revenues)	45.9%	45.5%	45.8%	45.6%

Change in net operating revenues	$(12,482)		$82,823
Change in personnel and other operating expenses	(6,470)		81,871
Success Ratio(1)	52%		99%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Fourth Quarter and Full Year 2017 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information (1)
(unaudited)

	Q417	Q317	Q217	Q117	Q416
Open Orders per Day
Purchase	1,686	2,156	2,313	1,977	1,623
Refinance	1,239	1,379	1,319	1,236	1,777
Refinance as % of residential orders	42%	39%	36%	38%	52%
Commercial	489	495	506	507	484
Default and other	321	387	544	468	403
Total open orders per day	3,734	4,417	4,681	4,187	4,287

Closed Orders per Day
Purchase	1,550	1,724	1,718	1,298	1,504
Refinance	1,035	985	910	1,030	1,758
Refinance as % of residential orders	40%	36%	35%	44%	54%
Commercial	333	309	324	310	340
Default and other	376	384	390	448	475
Total closed orders per day	3,294	3,402	3,342	3,085	4,076

Average Revenue per Order (ARPO)
Purchase	$2,389	$2,336	$2,319	$2,215	$2,206
Refinance	962	928	907	912	899
Commercial	9,508	9,024	8,589	7,617	8,808
Default and other	203	230	201	238	199

Total ARPO	$2,411	$2,298	$2,294	$2,035	$1,958

Business Days	62	63	64	62	62

(1) U.S. operations only.

Totals may not add due to rounding.

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